Exhibit 4.209

Consolidated Income

(unaudited) (millions of dollars except per share amounts)	Three months ended December 31		Year ended December 31
	2002	2001	2002	2001
Revenues	1,338	1,279	5,214	5,275

Expenses
Operating expenses	584	548	2,173	2,330
Depreciation	217	204	848	793
	801	752	3,021	3,123

Operating Income	537	527	2,193	2,152

Other Expenses/(Income)
Financial charges	215	225	867	889
Financial charges of joint ventures	23	29	90	107
Interest and other income	(24)	(14)	(86)	(77)
	214	240	871	919

Income from Continuing Operations before Income Taxes	323	287	1,322	1,233
Income Taxes - Current and Future	128	106	517	480
Net Income from Continuing Operations	195	181	805	753
Net Income/(Loss) from Discontinued Operations	—	20	—	(67)
Net Income	195	201	805	686
Preferred Securities Charges	10	10	36	45
Preferred Share Dividends	5	5	22	22
Net Income Applicable to Common Shares	180	186	747	619

Net Income/(Loss) Applicable to Common Shares
Continuing operations	180	166	747	686
Discontinued operations	—	20	—	(67)
	180	186	747	619
Net Income/(Loss) Per Share
Continuing operations	$0.37	$0.35	$1.56	$1.44
Discontinued operations	—	0.05	—	(0.14)
Basic	$0.37	$0.40	$1.56	$1.30
Diluted	$0.37	$0.40	$1.55	$1.30

Average Shares Outstanding - Basic (millions)	479.3	476.5	478.3	475.8
Average Shares Outstanding - Diluted (millions)	481.7	478.4	480.7	477.6

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Cash Flows

(unaudited) (millions of dollars)	Three months ended December 31		Year ended December 31
	2002	2001	2002	2001

Cash Generated From Operations
Net income from continuing operations	195	181	805	753
Depreciation	217	204	848	793
Future income taxes	67	6	247	127
Other	(12)	(30)	(73)	(49)
Funds generated from continuing operations	467	361	1,827	1,624
Decrease in operating working capital	101	99	33	170
Net cash provided by continuing operations	568	460	1,860	1,794
Net cash provided by/(used in) discontinued operations	29	4	59	(659)
	597	464	1,919	1,135
Investing Activities
Capital expenditures	(202)	(174)	(599)	(492)
Acquisitions, net of cash acquired	(209)	(110)	(228)	(585)
Disposition of assets	—	216	—	1,170
Deferred amounts and other	(103)	(7)	(115)	30
Net cash (used in)/provided by investing activities	(514)	(75)	(942)	123

Financing Activities
Dividends and preferred securities charges	(139)	(138)	(546)	(517)
Notes payable issued/(repaid), net	182	336	(46)	186
Reduction of long-term debt	(256)	(164)	(486)	(793)
Non-recourse debt of joint ventures issued	20	5	44	23
Reduction of non-recourse debt of joint ventures	(29)	(85)	(80)	(132)
Common shares issued	7	5	50	24
Partnership units of joint ventures issued	—	59	—	59
Preferred securities redeemed	—	(318)	—	(318)
Net cash used in financing activities	(215)	(300)	(1,064)	(1,468)

(Decrease)/Increase in Cash and Short-Term Investments	(132)	89	(87)	(210)

Cash and Short-Term Investments
Beginning of period	344	210	299	509

Cash and Short-Term Investments
End of period	212	299	212	299

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Balance Sheet

(unaudited) December 31 (millions of dollars)	2002	2001
ASSETS
Current Assets
Cash and short-term investments	212	299
Accounts receivable	691	655
Inventories	178	177
Other	102	43
	1,183	1,174
Long-Term Investments	291	268
Plant, Property and Equipment	17,496	17,685
Other Assets	946	827
	19,916	19,954

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable	297	343
Accounts payable	902	786
Accrued interest	227	233
Current portion of long-term debt	517	483
Current portion of non-recourse debt of joint ventures	75	44
Provision for loss on discontinued operations	234	264
	2,252	2,153
Deferred Amounts	353	393
Long-Term Debt	8,815	9,347
Future Income Taxes	226	39
Non-Recourse Debt of Joint Ventures	1,222	1,295
Junior Subordinated Debentures	238	237
	13,106	13,464
Shareholders’ Equity
Preferred securities	674	675
Preferred shares	389	389
Common shares	4,614	4,564
Contributed surplus	265	263
Retained earnings	854	586
Foreign exchange adjustment	14	13
	6,810	6,490
	19,916	19,954

See accompanying Notes to the Consolidated Financial Statements.

Consolidated Retained Earnings

(unaudited) (millions of dollars)	Year ended December 31
	2002	2001
Balance at beginning of period	586	395
Net income	805	686
Preferred securities charges	(36)	(45)
Preferred share dividends	(22)	(22)
Common share dividends	(479)	(428)
	854	586

See accompanying Notes to the Consolidated Financial Statements.

Notes to Consolidated Financial Statements
(Unaudited)

1. Significant Accounting Policies

The consolidated financial statements of TransCanada PipeLines Limited (TransCanada or the company) have been prepared in accordance with Canadian generally accepted accounting principles. The accounting policies applied are consistent with those outlined in the company’s annual financial statements for the year ended December 31, 2001 except as stated below.  These consolidated financial statements do not include all disclosures required in the annual financial statements and should be read in conjunction with the annual financial statements included in TransCanada’s 2001 Annual Report.  Amounts are stated in Canadian dollars unless otherwise indicated. Certain comparative figures have been reclassified to conform with the current period’s presentation.

Since a determination of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of these consolidated financial statements requires the use of estimates and assumptions.  In the opinion of Management, these consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the company’s significant accounting policies.

Regulation

In June 2002, the company received the National Energy Board (NEB) decision on its Fair Return application (Fair Return decision) to determine the cost of capital to be included in the calculation of 2001 and 2002 final tolls on its Canadian Mainline.  The Fair Return decision on the cost of capital included an increase in the deemed common equity ratio from 30 to 33 per cent effective January 1, 2001.  The NEB also decided that the return on equity as calculated based on the NEB formula continued to be appropriate for the Canadian Mainline which results in an approved rate of return on common equity of 9.61 per cent for 2001 and 9.53 per cent for 2002.  The results for the year ended December 31, 2002 include after-tax net income of $36 million or $0.08 per share representing the impact of the Fair Return decision for 2001 ($16 million) and 2002 ($20 million).

2. Accounting Changes

Price risk management

Effective September 30, 2002, the company adopted accrual accounting for energy trading contracts in its continuing operations, changing from its previous policy of mark-to-market accounting for these contracts.  This accounting change has been applied retroactively with restatement of prior periods.  This change eliminates unrealized gains and losses on energy trading contracts recognized under mark-to-market accounting. The cumulative effect of this accounting change as at January 1, 2001 was a decrease of $20 million in retained earnings.  The impact of this change on net income was an increase/(decrease) for fourth quarter 2002 of $5 million (2001 - $(1) million) and for the year ended December 31, 2002 of $13 million (2001 - $11 million).  This change is reflected in the Power segment.

Foreign currency translation

Effective January 1, 2002, TransCanada adopted the amendment to the Canadian Institute of Chartered Accountants (CICA) Handbook Section “Foreign Currency Translation”.  This amendment eliminates the deferral and amortization of unrealized translation gains and losses on foreign currency denominated monetary items that have a fixed or ascertainable life extending beyond the end of the fiscal year following the current reporting period. This accounting change was applied retroactively with restatement of prior periods. The cumulative effect of this accounting change as at January 1, 2001 was an increase of $1 million in retained earnings.  The impact of this change on net income was an increase in fourth quarter 2002 of nil (2001 - nil) and for the year ended December 31, 2002 of nil (2001 - $5 million).  This change is reflected in the Corporate segment.

Stock-Based Compensation

In 2002, TransCanada adopted the new standard of the CICA Handbook Section “Stock-Based Compensation and Other Stock-Based Payments”. This section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services.  It applies to transactions in which an enterprise grants shares of common stock, stock options, or other equity instruments, or incurs liabilities based on the price of common stock or other equity instruments.  This standard allows companies to either expense, over the vesting period, the fair value of the stock options granted or to disclose this impact.

The company has chosen to expense stock options and the impact of this accounting change, which has been recorded in the fourth quarter of 2002, results in a $2 million charge to net income. This charge is reflected in the Transmission and Power segments. The company used the Black-Scholes model for this calculation.

On February 25, 2002, the company issued 1,946,300 options to purchase common shares at $21.43 under the company’s Key Employee Stock Incentive Plan.  For these options, 25 per cent of the common shares subject to an option may be purchased on the award date and 25 per cent on each of the three following award date anniversaries.

After reflecting the accounting changes, the following amounts in the Consolidated Balance Sheet, Consolidated Statement of Income and Consolidated Statement of Cash Flows as at and for the year ended December 31, 2001 have been restated as follows.

(unaudited - millions of dollars)	2001
Consolidated Balance Sheet
Energy trading assets
Current asset	—
Long-term asset	—
Other assets	827
Future income tax asset	—
Total assets	19,954
Energy trading liabilities
Current liability	—
Long-term liability	—
Future income tax liability	39
Total liabilities	13,464
Retained earnings	586

Consolidated Income
Revenues	5,275
Operating expenses	2,330
Financial charges	889
Income taxes - current and future	480
Net income	686

Consolidated Cash Flows
Funds generated from continuing operations	1,624
Net cash provided by investing activities	123

3. Segmented Information

	Transmission		Power		Corporate		Total
Three months ended December 31 (unaudited - millions of dollars)
	2002	2001	2002	2001	2002	2001	2002	2001
Revenues	1,007	990	331	289	—	—	1,338	1,279
Operating expenses	(319)	(313)	(264)	(219)	(1)	(16)	(584)	(548)
Depreciation	(197)	(191)	(20)	(12)	—	(1)	(217)	(204)
Operating income/(loss)	491	486	47	58	(1)	(17)	537	527
Financial and preferred equity charges	(205)	(212)	(4)	(4)	(21)	(24)	(230)	(240)
Financial charges of joint ventures	(23)	(24)	—	(5)	—	—	(23)	(29)
Interest and other income	12	5	2	4	10	5	24	14
Income taxes	(113)	(102)	(15)	(18)	—	14	(128)	(106)
Continuing operations	162	153	30	35	(12)	(22)	180	166
Discontinued operations							—	20
Net Income Applicable to Common Shares							180	186

	Transmission		Power		Corporate		Total
Year ended December 31 (unaudited - millions of dollars)
	2002	2001	2002	2001	2002	2001	2002	2001
Revenues	3,921	3,880	1,293	1,395	—	—	5,214	5,275
Operating expenses	(1,166)	(1,226)	(998)	(1,073)	(9)	(31)	(2,173)	(2,330)
Depreciation	(783)	(753)	(65)	(37)	—	(3)	(848)	(793)
Operating income/(loss)	1,972	1,901	230	285	(9)	(34)	2,193	2,152
Financial and preferred equity charges	(821)	(856)	(13)	(15)	(91)	(85)	(925)	(956)
Financial charges of joint ventures	(90)	(98)	—	(9)	—	—	(90)	(107)
Interest and other income	50	30	13	13	23	34	86	77
Income taxes	(458)	(392)	(84)	(106)	25	18	(517)	(480)
Continuing operations	653	585	146	168	(52)	(67)	747	686
Discontinued operations							—	(67)
Net Income Applicable to Common Shares							747	619

Total Assets December 31 (unaudited - millions of dollars)	2002	2001
Transmission	16,979	17,269
Power	2,292	1,880
Corporate	457	480
Continuing Operations	19,728	19,629
Discontinued Operations	188	325
	19,916	19,954

4. Discontinued Operations

In July 2001, the Board of Directors approved a plan to dispose of the company’s Gas Marketing business.  The Gas Marketing business provided supply, transportation and asset management services, as well as structured financial products and services.  In December 1999, the Board of Directors approved a plan (December Plan) to dispose of the company’s International, Canadian Midstream and certain other businesses.  The company’s disposals under both plans were substantially completed at December 31, 2001.

The company remains contingently liable pursuant to obligations under certain energy trading contracts that relate to the divested Gas Marketing business.  At December 31, 2002, the provision for loss on discontinued operations, including approximately $100 million of deferred after-tax gains and remaining obligations related to the Gas Marketing business, was reviewed and was concluded to be appropriate.

Revenues from discontinued operations for fourth quarter 2002 were $6 million (fourth quarter 2001 - $703 million) and for the twelve months ended December 31, 2002 were $36 million (2001 - $12,895 million).  The provision for loss on discontinued operations at December 31, 2002 was $234 million (December 31, 2001 - $264 million).  This was comprised of $129 million (December 31, 2001 - $129 million) relating to Gas Marketing and $105 million (December 31, 2001 - $135 million) relating to the December Plan.

Other Financial Information on Discontinued Operations

The following amounts related to discontinued operations are included in the consolidated balance sheet.

December 31 (unaudited - millions of dollars)	2002	2001
Current assets	79	113
Non-current assets	109	212
Current liabilities	(98)	(116)
Non-current liabilities	—	(9)
Net Assets of Discontinued Operations	90	200

5. Contingencies

The California Attorney General has filed a complaint for civil penalties in California Superior Court under the California Business and Professions Code. The complaint alleges that certain TransCanada subsidiaries and affiliates engaged in sales or purchases of electricity in California for which they failed to comply with the filing requirements of the Federal Power Act and the U.S. Federal Energy Regulatory Commission (FERC) orders.  TransCanada believes the actions of its subsidiaries and affiliates were in compliance with the Federal Power Act and FERC requirements. TransCanada considers the complaint to be without merit and is vigorously defending it.  The company has made no provision for any potential liability.

The Canadian Alliance of Pipeline Landowners’ Associations and two individual landowners have commenced an action under Ontario’s Class Proceedings Act, 1992, against TransCanada and Enbridge Inc. for damages alleged to arise from the creation of a control zone within 30 metres of the pipeline pursuant to section 112 of the NEB Act.  The company believes the claim is without merit and will vigorously defend the action.  The company has made no provision for any potential liability.  A liability, if any, would be dealt with through the regulatory process.

The company and its subsidiaries are subject to various other legal proceedings and actions arising in the normal course of business.  While the final outcome of such legal proceedings and actions cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material impact on the company’s consolidated financial position or results of operations.

Supplementary Information

As at December 31, 2002, TransCanada had 479,502,342 issued and outstanding common shares.  In addition, there were 12,892,452 outstanding options to purchase common shares, of which 10,257,626 were exercisable as at December 31, 2002.

TransCanada welcomes questions from shareholders and potential investors. Please telephone:

Investor Relations, at 1-800-361-6522 (Canada and U.S. Mainland) or direct dial David Moneta/Debbie Persad at (403) 920-7911. The investor fax line is (403) 920-2457. Media Relations: Glenn Herchak/Kurt Kadatz at (403) 920-7877.

Visit TransCanada’s Internet site at: http://www.transcanada.com